EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
		CEO AND PRESIDENT
September 28, 2022		515.232.6251

Ames National Corporation Announces

New Executive Vice President

AMES, IA – Michael A. Wilson has been appointed Executive Vice President of Innovation & Corporate Services for Ames National Corporation (“Company”). Wilson has extensive financial institution experience and has served as the chief lending officer of a central Iowa bank, managed a commercial agribusiness team for a national insurer, and began his banking career as a commercial lender in the Des Moines market.

John P. Nelson, Chief Executive Officer, and President of the Company commented “We are very excited to have someone of Mike’s caliber joining our team. Mike will provide strong synergies to build upon our products and services and enhance shareholder value in that process.”

Wilson added “After retiring at the beginning of 2022, I was presented with an opportunity to join Ames National where I could put a lifetime of experience to work and help a great organization continue to grow and prosper. I am excited about the opportunity ahead and accordingly; I have decided to return to banking with Ames National Corporation.”

Wilson is a United States Army veteran and received a Bachelor of Business Administration in Finance from Iowa State University and can be contacted at Mike.Wilson@AmesNational.com or 515.663.3014.

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The company’s affiliate banks include First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Iowa State Savings Bank, Creston, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust Co., Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.